Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into April 30, 2021, to be effective on December 1, 2020 (the “Effective Date”), by and between Weave Communications, Inc., a Delaware corporation (“Company”), and Roy Banks (“Executive”). Executive and Company are referred to herein, together, as the “Parties.”
RECITALS
A.    Company is engaged in the business of providing a patient and customer communications platform for commercial enterprises.
B.    Executive is experienced and knowledgeable in related fields and desires to perform services for Company as described in this Agreement.
C.    Company desires to employ Executive and Executive desires to be employed by Company, all in accordance with the terms of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the covenants and conditions set forth in this Agreement, the Parties agree as follows:
1.    Employment. Company hereby agrees to employ Executive as the Chief Executive Officer of Company, and Executive accepts employment with Company, upon the terms and subject to the conditions set forth in this Agreement.
2.    Services to be Rendered. Executive agrees, during the period of employment, to serve Company as the Chief Executive Officer of Company and perform the duties as may be from time to time designated by the Board of Directors of Company (the “Board”). Such duties shall be performed ethically and legally.
3.    At Will Employment. Executive’s employment with Company shall be “at will”, meaning that it can be terminated at any time by either Party, with or without notice or cause, for any or no reason.
4.    Time to be Devoted. During the period of employment, Executive shall devote Executive’s full time, attention and efforts to Executive’s employment with Company.
5.    Salary; Bonus; Option Grant.
(a)    Executive shall be paid an annual salary of $350,000 (the “Salary”), payable in accordance with Company’s salary payment policies and procedures, as may be modified from time to time, and shall be subject to appropriate withholdings, including withholdings for state and federal taxes and Executive’s portion of benefit premiums, where applicable. Any salary increase shall be at the discretion of the Board. It is not anticipated that the Salary will be increased for calendar year 2021. For the calendar year beginning January 1, 2021 and thereafter, Executive shall be eligible to receive an annual bonus of $200,000 if (i) Company achieves financial and other targets (including minimum financial and other targets for bonus eligibility) established by the Board for the applicable calendar year, and (ii) Executive is employed by Company as of the end of such calendar year. Any bonus amount payable to Executive for a calendar year will be determined in good faith by the Board. Any bonus payment will be subject to appropriate withholdings, including withholdings for state and federal taxes and Executive’s portion of benefit premiums, where applicable.
(b)    Company shall grant Executive an option to purchase 1,952,530 shares of Common Stock of Company (the “Common Stock”), which represents 3.00% of the fully-diluted capitalization of Company at the time of such grant (the “Option”), subject to the terms and conditions of Company’s 2015 Equity Incentive Plan (the “Plan”) and a related stock option grant agreement (the “Grant Agreement”) to be entered into between Company and Executive. The Grant Agreement, which will be in a form approved by the Board, shall provide that the Option will vest as follows: (i) 25% will vest on the one year anniversary of the Effective Date and (ii) 75% will vest on a monthly basis in arrears over the three year period commencing on the one year anniversary of the Effective Date. The Grant Agreement shall further provide that, in the event of a Change in Control (as defined in the Plan) and subject to Executive continuing to be a Service Provider (as defined in the Plan) as of such Change in Control, the Option will become fully and immediately vested and exercisable with respect to all unvested shares if the Option is not assumed by the surviving or acquiring entity in such Change in Control or if Executive’s services are subject to an involuntary termination within twelve months of such Change in Control. The per share strike price for the Option will be $10.76, which represents an equity value of the Company of $700,000,000. Executive acknowledges and agrees that no right to any Common Stock underlying the Option is earned or accrued until such time that vesting occurs, nor does the Option grant confer any right to continue vesting or employment.
6.    Benefits Package. Company shall provide the following benefits to Executive, which are subject to change from time to time at the discretion of the Board:
(a)    Health Benefits. Company shall provide employee health benefits to Executive on such terms and conditions as such employee benefits are made available to similarly situated executives. Notwithstanding the foregoing, Company has the right to modify, add to, or cancel any employee health benefit plans or programs for employees in its sole discretion.
(b)    Retirement Plan. Company shall allow Executive to participate in the Company 401(k)-retirement plan pursuant to the terms of such plan. Notwithstanding the foregoing, Company has the right to modify, add to, or cancel such plan in its sole discretion.
(c)    Vacation, Personal, Sick Leave. Executive shall be entitled to vacation, personal and sick leave, with the number of days and the use and expiration of which to be determined in accordance with Company’s policies for employees, as may be changed by Company from time to time. During such vacation, personal and sick leave periods, Executive shall receive all benefits and compensation payable to Executive under the terms of this Agreement.
(d)    Business Expenses. Company agrees to reimburse Executive for all expenses reasonably incurred in the performance of duties under this Agreement consistent with all policies of Company applicable thereto, including, but not limited to, transportation, accommodation and other expenses incurred in connection with the business of Company, upon presentation of customary vouchers with substantiating receipts or other documentation reasonably satisfactory to Company.
(e)    Miscellaneous. Executive shall be entitled to all other benefits that are provided to other full-time employees of Company.
7.    Termination Benefits.
(a)    Without Cause.
(i)    If Executive’s employment is terminated by Company without Cause (as defined below) and other than due to Executive’s Permanent Disability (as defined below) or death, Executive shall be eligible to receive, subject to the provisions of this Section 7, (1) severance payments equivalent to Executive’s Salary in effect as of the date of Executive’s termination (the “Termination Date”) for twelve months following the Termination Date (the “Severance Period”), less applicable withholdings and deductions, payable in substantially equal installments in Company’s regular payroll cycle over the Severance Period, and (2) for the duration of the Severance Period or until Executive becomes eligible for alternate coverage from a subsequent employer (whichever is earlier), reimbursement by Company for the employer portion of Executive’s costs to continue healthcare benefits coverage under Company’s healthcare plan through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive timely elects such COBRA coverage upon legally sufficient notice by Company of Executive’s opportunity to do so (collectively, the “Severance Benefits”). “Cause” means any one of the following, as determined by the Board in good faith: (I) a breach by Executive of the PIIA (as defined below) or Section 9; (II) a breach by Executive of Section 4; (III) a material breach by Executive of this Agreement (other than Section 4 or Section 9) or any other written agreement between Executive and Company or any of its affiliates (other than the PIIA), (IV) Executive’s conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony, (V) Executive’s fraudulent, dishonest, or illegal conduct in the performance of services for or on behalf of Company or any of its affiliates, (VI) Executive’s embezzlement, misappropriation of funds, or fraud, whether or not related to Executive’s employment with Company or any of its affiliates, (VII) Executive engaging in conduct involving an act of moral turpitude, (VIII) Executive’s breach of a written policy of Company or any of its affiliates or the rules of any governmental or regulatory body applicable to Company or any of its affiliates (including without limitation violation by Executive of any law regarding employment discrimination or sexual harassment), (IX) Executive’s failure to comply with lawful directives of the Board or as requested by any employee of Company or any of its affiliates to which Executive is a direct report or (X) Executive’s breach of Executive’s duty of loyalty to Company or any of its affiliates; provided, however, with respect to clause (II), clause (III), clause (VIII) and clause (IX) and if the event giving rise to the claim of Cause is curable (as determined by the Board in good faith), Company provides written notice to Executive of the event within thirty days of Company learning of the occurrence of such event, and such Cause event remains uncured fifteen days after Company has provided such written notice; provided, further, that with respect to clause (VIII), Executive will not have the opportunity to cure any violation of any Company policy or law regarding employment discrimination or sexual harassment.

(ii)    Executive shall not be entitled to any Severance Benefits unless Executive delivers to Company a valid, executed Separation Agreement and Release in substantially the form attached hereto as Exhibit A (the “Release”) within the time period set forth in the Release and the Release shall not have been revoked by Executive. If the period during which Executive has discretion to execute or revoke the Release straddles two taxable years of Executive, then Company shall pay the Severance Benefits starting in the second of such taxable years, regardless of which taxable year Executive actually delivers the executed Release to Company. Executive shall not be entitled to any Severance Benefits following such time as Executive breaches this Agreement or the PIIA and Executive shall, immediately upon request of Company, repay to Company any portion of the Severance Benefits previously paid or provided to Executive; provided, however, that Executive shall be entitled to retain the first $1,000 of any such Severance Benefits, which will be considered full and adequate consideration for the Release. For purposes of determining repayment of benefits, if any, Executive shall repay Company its costs incurred to provide such benefits. During the pendency of any disputes with respect to the application of this Section 7(a), Company will be entitled to withhold any payments pursuant to Section 7(a) so long as Company believes, in good faith, that it is reasonably likely to prevail in such dispute.
(b)    For Cause or Termination by Executive. If Executive’s employment is terminated by Company for Cause or by Executive for any reason, Executive will not be entitled to and shall not receive any compensation or benefits of any type following the Termination Date, other than payment of Salary through the last day of employment and any right to continued benefits required by law.
(c)    Permanent Disability or Death. If Executive’s employment is terminated by Company due to Executive’s Permanent Disability or death, Executive will not be entitled to and shall not receive any compensation or benefits of any type following the Termination Date other than payment of Salary through the last day of employment and any right to continued benefits required by law. “Permanent Disability” means any illness, injury, accident or condition of either a physical or psychological nature that prevents Executive from performing the essential functions of Executive’s position, with or without reasonable accommodation, for sixty consecutive days or for an aggregate of one hundred twenty days during any period of three hundred and sixty five consecutive calendar days, as determined in good faith by the Board.
(d)    No Other Consideration. Except as otherwise required by law or as specifically provided in this Section 7, all of Executive’s rights to salary, vacation, severance, fringe benefits, bonuses, and any other amounts accruing hereunder (if any) will cease upon the date of Executive’s termination.
8.    Employee Agreement. As a condition to Company entering into this Agreement, Executive shall execute and deliver to Company the Proprietary Information, Invention Assignment and Noncompetition Agreement in the form attached hereto as Exhibit B (the “PIIA”).
9.    Nondisparagement. Executive shall not in any way, during or following Executive’s employment with Company, disparage Company, its affiliates, parents, subsidiaries,

divisions, predecessors, successors or assigns or any of its or their current or former officers, directors, partners, stockholders, members, managers, owners, employees, attorneys and agents (the “Company Parties”), or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the Company Parties. As used in this Section 9, “disparage” means anything unflattering and/or negative, whether such communication is true or untrue. The Company Parties (other than Company) are intended third party beneficiaries of this Section 9. The Company agrees that neither its official public statements nor its executive level management will disparage Executive or make comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name of the Executive. Executive understands that nothing in this Agreement in any way limits or prohibits Executive from engaging in any Protected Activity. “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board. Nothing in this Section 9 is intended to prevent the Parties from making truthful testimony or statements when compelled to make such statements by a court of law or as required by a governmental agency.
10.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt, and addressed as follows:
If to Company to:
Weave Communications, Inc.
2000 W. Ashton Blvd., Suite 100
Lehi, UT 84043
Attention: Board of Directors
with a copy to (which shall not constitute notice):
Holland & Hart LLP
222 South Main Street, Suite 2200
Salt Lake City, Utah 84101
Attention: Marc Porter
Email: mcporter@hollandhart.com
or to such other address or addresses as Company may hereinafter designate by notice to Executive as herein provided.

If to Executive to:
[PERSONAL CONTACT INFORMATION REDACTED]

or to such other address or addresses as Executive may hereinafter designate by notice to Company as herein provided.
11.    Covenants, Representations and Warranties of Executive. Executive covenants with and represents and warrants to Company as follows:
(a)    Executive has not entered into any prior agreements that will prevent Executive’s full compliance with the terms of this Agreement.
(b)    Executive agrees that compensation received during the term of employment constitutes full and complete compensation and consideration to Executive for all Executive’s obligations and services and for all general and specific assignments under this Agreement.
(c)    Executive is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
12.    Miscellaneous.
(a)    All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors, permitted assigns, heirs, and legal representatives, and nothing herein contained is intended to confer any right, remedy, or benefit upon any other individual or entity (a “Person”).
(b)    This Agreement and the PIIA supersede all prior agreements of the Parties on the subject matter hereof and thereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof or thereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein or in documents executed in connection herewith.
(c)    This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in a writing that is signed by Executive and Company (and only after approval of the Board). It is the declared intention of the Parties hereto that no provision of this Agreement shall be modifiable in any way or manner whatsoever other than through a written document signed by the Parties.
(d)    The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof. The use of he/she, his/her, etc. shall also not limit or otherwise affect any of the terms hereof.

(e)    The failure of either Party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed to constitute a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition, and the obligations of the appropriate Party with respect thereto shall continue in full force and effect.
(f)    Company and Executive each agrees that should either of them default in any of the covenants contained herein, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or non-prevailing Party shall pay all costs and expenses, including reasonable attorneys’ fees, that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by applicable law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, arbitration, an appeal, and/or otherwise.
(g)    Any action brought for arbitration or litigation (whichever is applicable) shall be brought and conducted in the Salt Lake City area, or such other forum as the Parties may agree.
(h)    This Agreement, the provisions thereof, and the rights, duties, obligations, and remedies of the Parties shall be construed and determined in accordance with the laws of the State of Utah.
(i)    If any provisions of this Agreement as applied to either Party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be enforced to the maximum extent permitted by applicable law, and the same shall in no way affect (to the maximum extent permitted by applicable law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.
(j)    This Agreement shall not be assignable, in whole or in part, by any Party without the written consent of the other Party (which in the case of Company shall require the approval of the Board), except that Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any Company affiliate or to any Person with or into which Company may merge or consolidate, or to which Company may sell or transfer all or substantially all of its assets, or to which a stockholder or stockholders of Company transfer 50% or more of equity ownership of Company. After any such assignment by Company, Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be Company for the purposes of all provisions of this Agreement.
(k)    Reserved.
(l)    It is specifically understood and agreed that any breach or threatened breach of the provisions of Section 9 is likely to result in irreparable injury to the Company Parties and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have at law or in equity or under this Agreement, the Company Parties shall be entitled to enforce the specific performance of this Agreement by

Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond or proving actual damages.
(m)    It is intended that all of the Severance Benefits payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No Severance Benefit payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether Severance Benefit payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If Company determines that the Severance Benefits provided under this Agreement constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), Company will (i) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance payments had not been delayed pursuant to this Section and commence paying the balance of the Severance Benefit payments in accordance with the applicable payment schedule. No interest shall be due on any amounts deferred pursuant to this Section.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the day and year first above written.

COMPANY:

WEAVE COMMUNICATIONS, INC.

Signature:	/s/ Alan Taylor
Print Name:	Alan Taylor
Print Title:	Chief Financial Officer

EXECUTIVE:

ROY BANKS

Signature:	/s/ Roy Banks
[Signature Page to Employment Agreement]

EXHIBIT A
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Release”) is made and entered into [Date] (the “Effective Date”) and confirms the following understandings and agreements among Weave Communications, Inc., a Delaware corporation (the “Company”) and [Name] (“Executive”) with reference to that certain Employment Agreement made and entered into and effective on [Date], by and between Company and Executive (the “Employment Agreement”). Capitalized terms not otherwise defined in this Release have the meanings ascribed to them in the Employment Agreement.
A.    Executive was employed by Company as [Title] [insert employee’s job title] (“Employment”).
B.    The Employment ended effective [insert date] (the “Separation Date”).
C.    Executive is not be entitled to any Severance Benefits unless Executive delivers to Company this Release within the time period set forth in this Release and this Release shall not have been revoked by Executive.
D.    Executive and Company desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between Executive and Company, including, but not limited to, any claims that might arise out of the Employment or the termination of the Employment.
AGREEMENT
NOW, THEREFORE, in consideration of the promises set forth herein, Executive and Company agree as follows:
1.    Employment Status and Effect of Separation.
(a)    Executive acknowledges, and Company hereby accepts, Executive’s separation from the Employment, and from any position Executive held or holds at Company, effective as of the Separation Date. From and after the Separation Date, Executive agrees not to represent Executive as being an employee, officer, director, agent or representative of Company or any other member of the Company Group (as defined below) for any purpose.
(b)    The Separation Date shall be the termination date of the Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Company. In connection with Executive’s separation, Executive will be entitled to receive amounts payable to Executive under any retirement and fringe benefit plans maintained by Company and in which Executive participates in accordance with the terms of each such plan and applicable law.
(c)    Executive acknowledges and agrees that all of the payment(s) and other benefits that Executive has received as of the Effective Date are in full discharge and satisfaction of any and all liabilities and obligations of Company or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”) to Executive, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of Company or any other member of the Company Group and/or any alleged understanding or arrangement between Executive and Company or any other member of the Company Group.
2.    Release and Waiver of Claims.
(a)    Executive acknowledges that the Severance Benefits represent monies that are not earned wages and to which Executive would not be entitled but for this Release.
(b)    For and in consideration of the Severance Benefits, and for other good and valuable consideration set forth herein, Executive, for and on behalf of Executive’s self and Executive’s heirs, administrators, executors and assigns, effective as of the Effective Date, does fully and forever release, remise and discharge Company and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective former and current officers, directors, partners, stockholders, members, managers, owners, employees, attorneys and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which Executive had, may have had, or now have against any of the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to the Employment or the termination of the Employment with Company or any other member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the National Labor Relations Act, 29 U.S.C. § 151 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, 38 U.S.C. § 4212 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206 et seq.; the Utah Antidiscrimination Act, Utah Code Ann. § 34A-5-1060 et seq.; the Utah Payment of Wages Act, Utah Code Ann. § 34-28-1 et seq.; the Utah Minimum Wage Act, Utah Code Ann. § 34-40-101 et seq.; the Utah Labor Rules; any other federal, state, or local human or civil rights, wage-hour, anti-discrimination, pension or labor law, rule and/or regulation, each as may be amended from time to time; all other federal, state and local laws, statutes, and ordinances; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.
(c)    Executive acknowledge and agree that as of the Effective Date Executive has no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in Section 2(b).
(d)    Nothing contained in this Section 2 shall be a waiver of any claims that cannot be waived by law.
(e)    Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any member of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Release. Such amounts are not consideration for this Release.
(f)    EXECUTIVE UNDERSTANDS THAT NOTHING CONTAINED IN THIS RELEASE, INCLUDING, BUT NOT LIMITED TO, THIS SECTION 2, WILL BE INTERPRETED TO PREVENT EXECUTIVE FROM ENGAGING IN PROTECTED ACTIVITY AS DEFINED AND SET FORTH IN SECTION 7. HOWEVER, EXECUTIVE AGREES THAT EXECUTIVE IS WAIVING THE RIGHT TO MONETARY DAMAGES OR OTHER INDIVIDUAL LEGAL OR EQUITABLE RELIEF AWARDED AS A RESULT OF ANY SUCH PROCEEDING.
3.    Right to Revoke and Rescind. Executive is hereby informed of Executive’s right to revoke Executive’s release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing Company of Executive’s intent to do so within seven calendar days following Executive’s signing of this Release (the “Revocation Period”). Executive understands that any such revocation or rescission must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Weave Communications, Inc., Attn: [Name and Contact Information].
4.    Opportunity for Review; Acceptance. Executive has until twenty-one days after the Effective Date (the “Review Period”) to review and consider whether to sign this Release. Changes to this Release, whether material or immaterial, will not restart the Review Period. During the Review Period, Company advises Executive to consult with an attorney of Executive’s choice. To accept this Release, and the terms and conditions contained herein, prior to the expiration of the Review Period, Executive must execute and date this Release where indicated below and return the executed copy of the Agreement to Weave Communications, Inc., Attn: Name and Contact Information]. In the event of Executive’s failure to execute and deliver this Release prior to the expiration of the Review Period, this Release will be null and void and of no effect, and Company will not have any obligations hereunder.
5.    Waiver of ADEA Claims. By execution of this Release, Executive expressly waives any and all rights or claims arising under the Age Discrimination in Employment Act of

1967 (“ADEA”) and: (a) Executive acknowledges that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by Executive; (b) Executive expressly understands that this waiver specifically refers to rights or claims arising under the ADEA; (c) Executive expressly understands that by execution of this Release, Executive does not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) Executive acknowledges that the waiver of rights or claims arising under the ADEA is in exchange for the Severance Benefits, which is above and beyond that to which Executive is entitled; (e) Executive acknowledges that Company is expressly advising Executive to consult with an attorney of Executive’s choosing prior to executing this Release; (f) Executive has been advised by Company that Executive is entitled to up to twenty one days from receipt of this Release within which to consider this Release, which period is referred to as the Review Period; (g) Executive acknowledge that Executive has been advised by Company that Executive is entitled to revoke (in the event Executive executes this Release) this waiver of rights or claims arising under the ADEA within seven days after executing this Release and that such waiver will not be, and does not become, effective or enforceable until the seven day Revocation Period has expired; (h) the parties agree that should Executive exercises Executive’s right to revoke the waiver, this entire Release, and its obligations, including, but not limited to the obligation to provide Executive with the Severance Benefits and any other benefits, are null, void and of no effect; (i) Executive acknowledges and agrees that Executive will communicate Executive’s decision to accept or reject this Release to Company as provided herein; and (j) nothing in this Release shall be construed to prohibit Executive from ENGAGING IN PROTECTED ACTIVITY AS SET FORTH IN SECTION 7, though Executive has waived any right to monetary relief. Should Executive elect to revoke this Release within the Revocation Period, a written notice of revocation shall be delivered to Weave Communications, Inc., Attn: [Name and Contact Information].
6.    PIIA and Employment Agreement. Your duties and obligations pursuant the PIIA and the Employment Agreement shall survive this Release and remain in full force and effect, and the Severance Benefits constitute consideration for Executive’s promises and obligations pursuant to the PIIA and the Employment Agreement.
7.    Protected Activity Not Prohibited.
(a)    Executive understand that nothing in this Release in any way limits or prohibits Executive from engaging in any Protected Activity. “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).
(b)    Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information under the PIIA to any parties other than the Government Agencies.
(c)    Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in this Release, the PIIA or the Employment Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section 7 is superseded by this Release.
(d)    Pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
8.    Knowing and Voluntary Waiver. Executive expressly acknowledges and agrees that Executive (a) is able to read the language, and understand the meaning and effect, of this Release; (b) is specifically agreeing to the terms of the release contained in this Release because Company has agreed to pay Executive the Severance Benefits, which Company has agreed to provide because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had, and because of Executive’s execution, of this Release; (c) acknowledges that but for Executive’s execution of this Release, Executive would not be entitled to the Severance Benefits; (d) was advised to consult with Executive’s attorney regarding the terms and effect of this Release; and (e) has signed this Release knowingly and voluntarily. Executive agrees that no promise or inducement has been offered except as set forth in this Release, and that Executive is signing this Release without reliance upon any statement or representation by Company or any representative or agent of Company except as set forth in this Release. Executive agrees and acknowledges that Executive has been provided with a reasonable and sufficient period of twenty-one days within which to consider whether or not to accept this Release.
9.    No Suit. Except as set forth in Section 7, Executive represents and warrants that Executive has not previously filed, and to the maximum extent permitted by law agrees that Executive will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, Executive has filed or file such a complaint, charge or lawsuit, Executive agrees that Executive shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of Company or any other Company Party against whom Executive has filed such a complaint, charge or lawsuit.

10.    Successors and Assigns. The provisions of this Release shall be binding on and inure to the benefit of Executive’s heirs, executors, administrators, legal personal representatives and assigns.
11.    Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
12.    Return of Property. Executive shall return prior to the Effective Date, and not retain in any form or format, all Company Group documents, data, and other property in Executive’s possession or control. Company Group “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to any member of the Company Group’s business that Executive has compiled, generated or received while working for any member of the Company Group including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property, Executive will permanently delete from any electronic media in Executive’s possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which Executive has access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of any member of the Company Group, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, Executive agrees, on or before the Effective Date, to provide Company with a list of any documents that Executive created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. Company’s obligations under this Release are contingent upon Executive returning all Company Group documents, data, and other property as set forth above.
13.    Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Executive, Company or any member of the Company Group.
14.    Entire Agreement. This Release, the Employment Agreement and the PIIA constitute the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation, the termination of the Employment. This Release, the Employment Agreement and the PIIA supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of hereof and thereof.
15.    Amendments; Waiver. This Release may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Release, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Release.

16.    Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS RELEASE, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS RELEASE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS RELEASE SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.
17.    Injunctive Relief. Executive acknowledge that it would be difficult to fully compensate Company for damages resulting from any breach of the provisions of this Release. Accordingly, in the event of any actual or threatened breach of such provisions, Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.
18.    Confidentiality. Except as set forth in Section 7, the parties intend that this Release be confidential. Executive represents and warrants that Executive has not disclosed, and agrees that Executive will not in the future disclose, the terms of this Release, or the terms of the consideration to be paid hereunder, to any person other than Executive’s attorney, spouse, tax advisor, or representatives of the Equal Employment Opportunity Commission (“EEOC”) or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind Executive, and Executive shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality. Executive shall not provide or allow to be provided to any person this Release, or any copies thereof, nor shall Executive now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against Company or any other member of the Company Group to any person, with the sole exception of communications with Executive’s spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction.
19.    Third-Party Beneficiaries. The Company Parties (other than Company) and the Company Group (other than Company) are intended third party beneficiaries of this Agreement.
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed this Release as of the Effective Date.

COMPANY:

WEAVE COMMUNICATIONS, INC.

Signature:
Print Name:
Print Title:
Date:

EXECUTIVE:

ROY BANKS

Signature:
Date:
THIS RELEASE IS NOT TO BE EXECUTED UNTIL AFTER THE SEPARATION OF EMPLOYMENT HAS OCCURRED.
[Signature Page to Separation and Release Agreement]

EXHIBIT B
PIIA
[Attached]